SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration  under Section
              12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-15771
                                                --------------------------------
                      Guaranteed Hotel Investors 1985, L.P.
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  (Exact name of co-registrant as specified in their organizational documents)

 The Perimeter Center, 17207 North Perimeter Drive, Scottsdale, Arizona 85255;
                                 (602) 585-4500
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   (Address, including zip code, and telephone number, including area code, of co-registrant's principal executive offices)

                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

              Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)      [ ]
              Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)       [ ]
              Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)      [ ]
              Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                [ ]
              Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date:
                                      None
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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Guaranteed Hotel Investors 1985, L.P., as co-registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
                          GUARANTEED HOTEL INVESTORS 1985, L.P., a Delaware limited
                          partnership

                          BY: FFCA Management Company Limited Partnership, a
                              Delaware limited partnership, General Partner

DATE: September 30, 1996      BY:  Perimeter Center Management Company, a Delaware
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                                   corporation, Managing General Partner

                              BY:  /s/ John R. Barravecchia
                                   ------------------------------------------------
                                   John R. Barravecchia, Executive Vice-President,
                                   Chief Financial Officer, Treasurer and Assistant
                                   Secretary
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